Exhibit 99.1
SandRidge Energy, Inc. Prices Initial Public Offering
Oklahoma City, Oklahoma, November 6, 2007 — SandRidge Energy, Inc. (“SandRidge”) announced today the pricing of its initial public offering of 28,700,000 shares of common stock at $26.00 per share. An entity controlled by Tom L. Ward, SandRidge’s Chairman, Chief Executive Officer and President, has agreed to purchase 4,170,000 of such shares at the initial public offering price. SandRidge has granted the underwriters a 30-day option to purchase up to 3,679,500 additional shares. Lehman Brothers Inc., Goldman, Sachs & Co. and Banc of America Securities LLC are acting as joint book-running managers and representatives of the underwriters.
SandRidge’s common stock is expected to begin trading on the New York Stock Exchange under the symbol “SD” on November 6, 2007.
This information does not purport to be a complete description of these securities or the offering. Please refer to the prospectus for a complete description. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities issuable pursuant to the registration statement, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only be means of a prospectus, copies of which may be obtained from (i) Lehman Brothers Inc., c/o Broadridge Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, via fax at 631-254-7140 or via email at Qiana.Smith@Broadridge.com; (ii) Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com; or (iii) Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, via phone at 800-294-1322 or via email at dg.prospectus_distribution@bofasecurities.com.
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado, the Gulf of Mexico and the Anadarko and Arkoma Basins. The company’s Internet address is www.sandridgeenergy.com